Exhibit 10.31

FIRST SUPPLEMENTAL
PROMISSORY NOTE

$200,000.00	September 1, 2010

Artisanal Cheese, LLC
a New York Limited Liability Company
500 West 37th Street
2nd Floor
New York, New York  10018
(Hereinafter referred to as “Borrower”)

Frederick G. Perkins, III
Declaration of Trust dated 1995
amended 2007
200 Ocean Lane Drive
Apt. 806
Key Biscayne, FL  33149
 (Hereinafter referred to as “Lender”)

Pursuant to a Loan Agreement, Promissory Note and Security Agreement each dated February 22, 2010, by and among Borrower, Lender, Lender's Affiliate, American Home Food Products and Daniel W. Dowe, (collectively the “Loan Documents”), Borrower promised to pay to the order of Lender, in lawful money of the United States of America, at his address indicated above or wherever else Lender may specify, the sum of Two Million Five Hundred Thousand and 00/100 Dollars ($2,500,000.00).  On the date hereof, Lender agreed to loan an additional Two Hundred Thousand and 00/100 Dollars ($200,000.00) subject to the same terms, conditions and security interests as provided in the Loan Documents with interest on the unpaid principal balance at the rate and on the terms provided for in this First Supplemental Promissory Note (including all renewals, extensions or modifications hereof, this “Note”).

LOAN AGREEMENT.  This Note is issued in connection with and pursuant to the Loan Agreement dated February 22, 2010.  Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Loan Agreement.

SECURITY.  As security for the payment of the monies owing under this Note, the Borrower has delivered or has caused to be delivered to the Lender a security agreement (“Security Agreement”) dated February 22, 2010.  Lender shall have a first priority security interest in all assets of the Borrower pursuant to the Security Agreement subject only to a prior security interest in certain intellectual property held by Terrence Brennan and Marvin Numeroff as previously disclosed to Lender.

INTEREST RATE TO BE APPLIED.  Interest shall accrue on the unpaid principal balance of this Note from the date hereof at a fixed rate of eight percent (8.00%) per annum (“Interest Rate”).

INTEREST AND FEE(S) COMPUTATION.  (Actual/365).  Interest and fees, if any, shall be computed on the basis of a 365-day year for the actual number of days in the applicable period.

PREPAYMENT.  The Note may be prepaid, in whole or in part, at any time.  Any prepayment shall include accrued and unpaid interest to the date of prepayment on the principal amount prepaid and all other sums due and payable hereunder.  All prepayments received on this Note may be applied in such order as the Lender in his sole discretion shall determine.

REPAYMENT TERMS.  Interest on this Note shall be due and payable in quarterly payments  in the amount of Four Thousand Dollars ($4,000.00) commencing on November 25, 2010, and continuing on February 25, 2011, May 25, 2011 and August 25, 2011, and continuing on the same day of each quarter thereafter. If such payment dates shall fall on a weekend or holiday, then such payment shall be due on the first business banking date following such due date.  In any event, all principal and accrued interest, together with all other amounts due hereunder, shall be due and payable in full on February 21, 2013.

APPLICATION OF PAYMENTS.  Monies received by Lender for application toward payment of this Note shall first be applied to accrued interest and then to principal.  If a Default occurs, monies may be applied to the obligations in any manner or order deemed appropriate by Lender.  If any payment received by Lender under this Note is rescinded, avoided or for any reason returned by Lender because of any adverse claim or threatened action, the returned payment shall remain payable as an obligation of all persons liable under this Note as though such payment had not been made.

ATTORNEYS’ FEES AND OTHER COLLECTION COSTS. Borrower shall pay all of Lender’s reasonable expenses incurred to enforce or collect any of the obligations under this Note, including, without limitation, reasonable court, arbitration, paralegals', attorneys' fees and expenses, whether incurred without the commencement of a suit, in any trial, arbitration, or administrative proceeding, or in any appellate or bankruptcy proceeding.

DEFAULT.  If any of the following occurs, a default (“Default”) under this Note shall exist:  Nonpayment.  The failure of Borrower to pay any of the obligations under this Note within ten (10) calendar days of when due.  Nonperformance.  The failure of timely performance of the obligations hereunder or under the Security Agreement, other than payment obligations, and such default shall continue unremedied for a period of fifteen (15) calendar days after Borrower shall receive notice of such default.  False Warranty.  A warranty or representation made or deemed made in this Note, the Loan Agreement or the Security Agreement, or furnished Lender in connection with the loan evidenced by this Note, proves materially false, or if of a continuing nature, becomes materially false.  Cessation; Bankruptcy.  The dissolution of, termination of existence of, loss of good standing status by, appointment of a receiver for, assignment for the benefit of creditors of, lender workout proceedings, or commencement of any bankruptcy or insolvency proceeding by or against the Borrower or AHF, or any of their subsidiaries or affiliates.  Material Capital Structure or Business Alteration. Without the prior written consent of Lender, which shall not be unreasonably withheld (i) a material alteration in the kind or type of Borrower's business or that of Borrower's subsidiaries or affiliates; (ii) the sale of all or substantially all or a material portion of the business or assets of Borrower or any of Borrower's subsidiaries or affiliates if such a sale is outside the ordinary course of business of Borrower; (iii) the acquisition of substantially all of the business or assets or more than 50% of the outstanding stock, membership interests, or voting power of any other entity; (iv) should Borrower or any of Borrower's subsidiaries enter into any merger or consolidation or similar transaction; or (v) any change in the members of the Borrower resulting in a change of a majority or more of the membership interests or equity interests of Borrower.

REMEDIES UPON DEFAULT.  If a Default occurs under this Note or the Security Agreement, Lender may at any time thereafter take the following actions:  Acceleration Upon Default. Accelerate the maturity of this Note and all obligations hereunder, and all of the obligations hereunder shall be immediately due and payable.  Cumulative. Exercise any rights and remedies as provided under the Note or the Security Agreement, or as provided by law or equity.

WAIVERS AND AMENDMENTS. No waivers, amendments or modifications of this Note shall be valid as against Lender unless in writing and signed by Lender.  No waiver by Lender of any Default shall operate as a waiver of any other Default or the same Default on a future occasion.  Neither the failure nor any delay on the part of Lender in exercising any right, power, or remedy under this Note, the Loan Agreement or the Security Agreement shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

Borrower and any person liable under this Note waives presentment, protest, notice of dishonor, demand for payment, notice of intention to accelerate maturity, notice of acceleration of maturity, notice of sale and all other notices of any kind.  Further, Borrower agrees that Lender may extend, modify or renew this Note or make a novation of the loan evidenced by this Note for any period and grant any releases, compromises or indulgences with respect to any collateral securing this Note, all without notice to or consent of each Borrower or each person who may be liable under this Note and without affecting the liability of Borrower or any person who may be liable under this Note.

NOTICE.  All notices, consents, waivers and other communications under this Agreement shall be in writing and shall be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

If to Borrower, to:	Artisanal Cheese, LLC
500 West 37th Street, Second Floor
New York, New York 10018
Attn:  Daniel W. Dowe, President
Telephone No.: (212) 871-3150
Telecopy No.:  (212)-239-1417
Email: ddowe@artisanalcheese.com

If to Lender, to	Frederick G. Perkins, III
200 Ocean Lane Drive, Apt. 806
Key Biscayne, FL  33149
Telephone No.:  (305) 361-8992
Telecopy No.:  (305) 361-0463
Email: fgperkins@yahoo.com

MISCELLANEOUS PROVISIONS.  Assignment.  This Note shall inure to the benefit of and be binding upon the parties and their respective heirs, legal representatives, successors and assigns.  With the prior consent of Borrower, which shall not be unreasonably withheld, this Note may be assigned or pledged by Lender to a bank, other financing source or other person or entity that is not a competitor of Borrower.  Borrower shall not assign its rights and interest hereunder without the prior written consent of Lender, and any attempt by Borrower to assign without Lender’s prior written consent is null and void.  Any assignment shall not release Borrower from its obligations hereunder.  Applicable Law; Conflict Between Documents.  This Note shall be governed by and construed under the laws of the State of New York without regard to conflict of laws principles.  If the terms of this Note should conflict with the terms of the Loan Agreement or the Security Agreement, the terms of this Note shall control.  Jurisdiction and Venue.  Borrower irrevocably agrees that any suit regarding this Note shall be brought in the state or federal courts located in New York, New York and Borrower submits to such jurisdiction.  Severability.  If any provision of this Note shall be prohibited or invalid under applicable law, such provision shall be ineffective but only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Note or other such document.  Plural; Captions.  All references in this Note to Borrower, person, document or other nouns of reference mean both the singular and plural form, as the case may be, and the term “person” shall mean any individual, person or entity.  The captions contained in this Note are inserted for convenience only and shall not affect the meaning or interpretation of the Note.  Binding Contract. Borrower by execution of and Lender by acceptance of this Note agree that each party is bound to all terms and provisions of this Note.  Fees and Taxes.  Borrower shall promptly pay all documentary, intangible recordation and/or similar taxes on this transaction whether assessed at closing or arising from time to time.

WAIVER OF JURY TRIAL.  BORROWER AND LENDER ACKNOWLEDGE AND AGREE THAT (i) ANY SUIT, ACTION OR PROCEEDING, WHETHER CLAIM OR COUNTERCLAIM, BROUGHT OR INSTITUTED BY LENDER OR BORROWER OR ANY SUCCESSOR OR ASSIGN OF LENDER OR BORROWER, ON OR WITH RESPECT TO THIS NOTE OR ANY OTHER DOCUMENT OR THE DEALINGS OF THE PARTIES WITH RESPECT HERETO, OR THERETO, SHALL BE TRIED ONLY BY A COURT AND NOT BY A JURY AND EACH PARTY WAIVES THE RIGHT TO TRIAL BY JURY; (ii) EACH WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER, IN ANY SUCH SUIT, ACTION OR PROCEEDING, ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES; AND (iii) THIS SECTION IS A SPECIFIC AND MATERIAL ASPECT OF THIS NOTE AND LENDER WOULD NOT EXTEND CREDIT TO BORROWER IF THE WAIVERS SET FORTH IN THIS SECTION WERE NOT A PART OF THIS NOTE.

IN WITNESS WHEREOF, Borrower, on the day and year first above written, has caused this Note to be executed.

ARTISANAL CHEESE, LLC

By
Name: Daniel W. Dowe
Title: President